Exhibit 99.2

PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (December 21, 2017) – TriLinc Global Impact Fund (“TriLinc” or the “Company”) announced that it has approved a new term loan sub-advisor, CEECAT Capital Limited & CCL Investments SARL (collectively “CCL Capital” or “CCL Investments”), for business expansion and socioeconomic development in Emerging Europe, broadening its existing term loan and trade finance investment capabilities in Africa, Latin America, and Southeast Asia.

TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited. Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.

TriLinc complements its global macroeconomic portfolio optimization and management with investment services from experienced sub-advisors that have established track records in target asset classes and geographies, and access to high-quality investment pipelines. Collectively, TriLinc’s twelve sub-advisors, including CCL Capital, have deployed over $34 billion in developing economy debt transactions.

Established in 2014, CCL Capital is a European-focused spin-off of ADM Capital group (“ADM Capital”), which has specialized in recovery, special situations and stressed opportunities across Asia since 1998 and in the Central and Eastern Europe, Central Asia and Turkey (“CEECAT”) region since 2005. CCL Capital manages all of ADM Capital’s legacy assets in the CEECAT region and focuses on extending private credit to SMEs who cannot access regular bank financing due to factors such as local regulatory restrictions on bank lending, illiquidity or stress in the banking sector, delays in the bank approval process, collateral coverage mismatch for local banks, among others.

CCL Capital’s principals have 42 years of combined experience in corporate and structured finance, cash equity sales and equity derivative sales, including past tenures at Merrill Lynch, DEG, The World Bank, IFC, KPMG Transaction Services,  and Allen & Overy, and have completed a total of ~$299 million (equivalent to €255 million) in debt investment deals across the CEECAT region. CCL Capital has a demonstrated track record in establishing, operating, managing and advising funds that invest in companies across the region through utilizing their strong cultural knowledge of the local legal jurisdictions and regulatory compliance requirements. TriLinc’s partnership with CCL Capital will provide term loans to borrower companies primarily operating in Bulgaria, Croatia, Hungary, Romania, Serbia, Slovakia, and Slovenia.

Following the 2008 crisis, SMEs have found it challenging to source capital in the CEECAT region given the dominance of foreign owned banks in the local markets and the consequent withdrawal of capital once the financial crisis hit. The SME sector represents 90% of all corporations in the region and is a major source of employment, production and income tax. SMEs possess a number of constraints when seeking growth capital, including insufficient access to capital markets, lack of financial management, insufficient equity capital, and difficulty in accessing bank finance. With scarce access to capital, CCL Capital is able to scale this market by being one of the few private debt providers targeting SMEs in this region.

CCL Capital differentiates itself from traditional bank lenders by structuring its facilities to focus on improving corporate governance by working closely with the borrower’s management team to improve the finance functions of the borrower company, such as accounting transparency, better financial planning, and cash flow management. CCL Capital implements improvements in the areas of operations, strategy, and environmental and social practices for its borrowers. The directors appointed by CCL Capital strengthen the borrower’s corporate governance through active participation and by establishing the functions and operations of the board. Critical environmental and social roadmaps are identified during the due diligence phase with the help of third party consultants, who are often employed by CCL to further counsel and monitor the implementation of post investment action plans and management systems against the IFC Performance Standards. Since capital is scarce for SMEs in Emerging Europe, CCL Capital believes that the ultimate goal of their facilities is to see their investee companies access the formal banking sector by demonstrating strong financial ratios, improved governance, and a track record of responsible financial management.

“TriLinc’s partnership with CCL Capital represents the first time that we will be able to take advantage of the investment and impact opportunities within the growing SME segment in Emerging Europe,” said Gloria Nelund, TriLinc’s CEO. “CCL Capital’s institutional quality approach, deep market knowledge and appreciation for environmental and social performance of portfolio companies align with TriLinc’s goal to continue meeting the financial needs of local SMEs while delivering risk adjusted returns to our US investor base.”

Anthony Stalker, CIO of CCL Capital added, “CCL’s partnership with TriLinc demonstrates not only an important step in mobilizing private money into this region but also a shared commitment to responsible investing resulting in a long term legacy of job creation and capital formation.  Both TriLinc and CCL have a strong focus on social development goals which we believe are a critical part of development in the region.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.